Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No.’s 333-203970, 333-214015, 333-217039, 333-223794 and 333-230567), Registration Statement (Form F-3 No. 333-232070) and in the related prospectuses of our reports dated March 23, 2020, with respect to the consolidated financial statements of Kornit Digital Ltd. and its subsidiaries and the effectiveness of internal control over financial reporting of Kornit Digital Ltd. and its subsidiaries included in this Annual Report (Form 20-F) for the year ended December 31, 2019.

/s/ KOST FORER GABBAY & KASIERER
Tel Aviv, Israel	KOST FORER GABBAY & KASIERER
March 23, 2020	A Member of Ernst & Young Global